PROFESSIONALLY MANAGED PORTFOLIOS

Amendment to
Amended and Restated Declaration of Trust

The undersigned, being a majority of the Trustees of Professionally Managed Portfolios (the "Trust"), acting pursuant to the authority conferred upon the Trustees of the Trust by Section 1 of ARTICLE IV and Section 8 of ARTICLE VIII of the Amended and Restated Declaration of Trust dated June 13, 2005, as amended to date (the “Declaration of Trust”), hereby amend the Declaration of Trust by this Certificate of Amendment as follows:

1.Section 1 of ARTICLE IV is hereby amended to read in its entirety as follows:

Section 1.     Number, Election and Tenure. The number of Trustees constituting the Board of Trustees serving hereunder at any time shall be determined by the Trustees themselves, but shall not be less than one (1) or more than fifteen (15). The initial Trustees shall be those individuals signing this Agreement and Declaration of Trust in that capacity. The Board of Trustees, by action of a majority of the then Trustees at a duly constituted meeting, may fill vacancies in the Board of Trustees or remove Trustees with or without cause. Each Trustee shall serve during the continued lifetime of the Trust until he dies, resigns, is declared bankrupt or incompetent by a court of appropriate jurisdiction, or is removed, or, if sooner, until the next meeting of Shareholders called for the purpose of electing Trustees and until the election and qualification of his successor. Any Trustee may resign at any time by written instrument signed by him and delivered to any officer of the Trust or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. Except to the extent expressly provided in a written agreement with the Trust, no Trustee resigning and no Trustee removed shall have any right to any compensation for any period following his resignation or removal, or any right to damages on account of such removal. The Shareholders may fix the number of Trustees and elect Trustees at any meeting of Shareholders called by the Trustees for that purpose.

All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his/her hand and seal this 16th day of February, 2022.

/s/ Kathleen T. Barr	/s/ Eric W. Falkeis
Kathleen T. Barr	Eric W. Falkeis

/s/ Cynthia M. Fornelli	/s/ Steven J. Paggioli
Cynthia M. Fornelli	Steven J. Paggioli

/s/ Ashi S. Parikh
Ashi S. Parikh